UNITED STATES                  SEC FILE NUMBER
                       SECURITIES AND EXCHANGE COMMISSION          001-09232
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check One): [X]Form 10-K [_]Form 20-F [_]Form 11-K [_]Form 10-Q [_]Form N-SAR
             For Period Ended:       October 30, 2005
                                   --------------------

                  For Period Ended:
                  [   ] Transition Report on Form 10-K
                  [   ] Transition Report on Form 20-F
                  [   ] Transition Report on Form 11-K
                  [   ] Transition Report on Form 10-Q
                  [   ] Transition Report on Form N-SAR
                  For the Transition Period Ended:
                                                  ------------------------------

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
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Full Name of Registrant
VOLT INFORMATION SCIENCES, INC.

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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)
560 LEXINGTON AVENUE

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City, State and Zip Code
NEW YORK, NY 10002-2928

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day
  [X] following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12-b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant's Annual Report on Form 10-K for the year ended October 30, 2005 could not be filed within the prescribed time period because the Registrant is completing the final review of its Form 10-K.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Jack Egan                    (212)                        704-7970
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           (Name)                   (Area Code)               (Telephone Number)


(2)      Have all other periodic  reports required             Yes      No
         under   Section   13  or   15(d)  of  the
         Securities   Exchange   Act  of  1934  or             [X]      [_]
         Section 30 of the Investment  Company Act
         of 1940 during the preceding 12 months or
         for   such   shorter   period   that  the
         registrant was required to file such report(s) been filed? If answer is no, identify report(s)

(3)      Is it  anticipated  that any  significant
         change in results of operations  from the              Yes      No
         corresponding  period for the last fiscal
         year will be  reflected  by the  earnings             [_]       [X]
         statements to be included in the subject report or portion thereof?

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.

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                         Volt Information Sciences, Inc.

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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date January 17, 2006                               By /s/ Jack Egan
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                                                    Principal Accounting Officer